Langer, Inc., a Delaware corporation

with the Purchasers Listed on

Exhibit A Hereto

Convertible Subordinated Note Purchase Agreement

Dated as of December 7, 2006

TABLE OF CONTENTS

Page

I.	AUTHORIZATION OF NOTES	1

II.	SALE AND PURCHASE OF NOTES	1

III.	CLOSING	1
3.1	Closing	1
3.2	Deliveries	1

IV.	REPRESENTATIONS AND WARRANTIES BY THE COMPANY	2
4.1	Organization and Existence, Authority, etc	2
4.2	Litigation	2
4.3	Charter Documents	2
4.4	Authorized and Outstanding Capital Stock	2
4.5	Broker's and Finder's Fees	2
4.6	Commission Filings and Financial Statements	2
4.7	Tax Returns and Payments	3
4.8	Indebtedness	3
4.9	Title to Properties	3
4.10	Compliance with Other Instruments, Etc	4
4.11	Governmental Consent	4
4.12	Use of Proceeds	4
4.13	Solvency	4
4.14	Disclosure	4

V.	SUBORDINATION	4
5.1	Agreement to Be Bound	4
5.2	Priority of Senior Indebtedness	5
5.3	Acceleration of Notes; Insolvency	5
5.4	Subrogation, Etc	6
5.5	Enforcement	6
5.6	Obligations Unimpaired	7
5.7	Definition of Senior Indebtedness	7
5.8	Amendment	7

VI.	REPRESENTATIONS OF THE PURCHASERS	7
6.1	Resale Restrictions.	7
6.2	Accreditor Investor	8
6.3	Review of Information.	8
6.4	Due Authority	9
VII.	CERTAIN CONSIDERATIONS	9

VIII.	CONDITIONS TO OBLIGATIONS	9
8.1	Accuracy of Representations and Warranties	9
8.2	Performance; No Default	9
8.3	Officers' Certificate	9
8.4	Proceedings	9
8.5	Legal Investment	10
8.6	No Litigation	10

Page

8.7	Sales to Other Purchasers	10
8.8	Purchase Permitted by Applicable Laws	10
8.9	Compliance with Securities Laws	10

IX.	AFFIRMATIVE COVENANTS.	10
9.1	Financial Information	10
9.2	Office for Payment, Exchange and Registration	11
9.3	Notices	11
9.4	Corporate Existence, Etc	11
9.5	Payment of Taxes	11
9.6	Maintenance of Properties; Insurance	11
9.7	Compliance with Laws	11

X.	NEGATIVE COVENANTS.	12
10.1	Transactions with Affiliates	12
10.2	Restricted Indebtedness	12
10.3	Guaranties by Subsidiaries	12

XI.	DEFAULTS.	12

XII.	CONVERSION.	14
12.1	Conversion	14
12.2	Delivery of Stock Certificates; Time Conversion Effective; No Adjustment for Interest or Dividends	14
12.3	Notice to Holders of Election	15
12.4	Adjustment of Conversion Price	15
12.5	Company's Consolidation or Merger	17
12.6	Reserve of Sufficient Shares	18
12.7	Taxes on Conversion	18
12.8	Cancellation of Converted Notes	18
12.9	Notice to Holders of Notes	18

XIII.	CALL OF NOTES BY THE COMPANY	19
13.1	Optional Conversion or Redemption Upon Call by the Company	19
13.2	Notice of Call	20
13.3	Partial Call	20
13.4	Surrender of Notes Upon Call	20

XIV.	REGISTRATION RIGHTS; RESTRICTIONS ON TRANSFER	20
14.1	Notification of Proposed Sale	20
14.2	Obligation to Register	22
14.3	"Piggyback" and Demand Registration Rights	22
14.4	Terms and Conditions of Registration	23
14.5	Indemnification	26
14.6	Contribution	27
14.7	Survival	28

XV.	REPLACEMENT OF NOTES	28

XVI.	AMENDMENT AND WAIVER	28

XVII.	HOME OFFICE PAYMENT	28

XVIII.	NOTICES	29

XIX.	ENTIRE AGREEMENT	29

XX.	SUCCESSORS AND ASSIGNS	29

Page

XXI.	HEADINGS	29

XXII.	GOVERNING LAW	29

XXIII.	COUNTERPARTS	29

XXIV.	SEVERABILITY	29

XXV.	DEFINITIONS	30

Exhibit A - Purchasers
Exhibit B - Form of Note

LANGER, INC.
450 Commack Road
Deer Park, N.Y. 11729

As of December 7, 2006

To the Purchasers set forth
on Exhibit A to this Agreement

Dear Sirs/Madams:

LANGER, INC., a Delaware corporation (the "Company"), agrees with each Purchaser as follows:

I. AUTHORIZATION OF NOTES. The Company has authorized the issuance and sale of an aggregate of up to $28,880,000 principal amount of its 5% Convertible Subordinated Notes due December 7, 2011 (the "Notes"). The Notes are convertible into shares of the Company's common stock, par value $.02 per share (such shares to be issued upon conversion of the Notes being hereinafter referred to herein as the "Shares"), at the Conversion Price defined in Article XXV of this Agreement. The Notes are to be sold pursuant to this Agreement to the purchasers listed on Exhibit A to this Agreement (the "Purchasers"). Interest on the Notes is payable semi-annually on the last day of December and June in each year, commencing on June 30, 2007 (which first interest payment shall be for the period from and including the Closing Date specified in Article III through June 30, 2007), at the interest rate specified in the form of Note attached hereto as Exhibit "B".

II. SALE AND PURCHASE OF NOTES. Subject to the terms and conditions hereof, the Company will sell to each Purchaser, and each Purchaser will purchase from the Company, on the Closing Date specified in Article III, a Note or Notes in the aggregate principal amount set forth opposite such Purchaser's name on Exhibit A hereto, at a purchase price of 100% of such principal amount.

III. CLOSING.

3.1 Closing. The closing (the "Closing") of the purchase and sale of the Notes will take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York City time, on or about December 7, 2006. Such time and date of the Closing is herein called the "Closing Date."

3.2 Deliveries. On the Closing Date, in the case of Purchasers that are present at the Closing, or within one (1) Business Day after the Closing, in the case of all other Purchasers, the Company shall deliver to each Purchaser a Note or Notes, dated the Closing Date, in the aggregate principal amount set forth opposite such Purchaser's name on Exhibit A hereto, each such Note to be registered in the name of the Purchaser or its nominee, against delivery by the Purchaser to the Company of a certified or official bank check(s) or wire transfer(s) in an aggregate amount equal to the aggregate purchase price for such Notes, payable to the order of the Company in immediately available funds.

IV. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company represents and warrants that:

4.1 Organization and Existence, Authority, etc. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted; the Company has all requisite corporate power and authority to enter into this Agreement, to issue the Notes as contemplated herein and to carry out the provisions and conditions of this Agreement and of the Notes, including the issuance of the Shares in accordance with the terms of this Agreement and the Notes. Except as set forth on Schedule 4.1, the Company has no Subsidiaries as of the date hereof. This Agreement and the Notes have been duly executed and delivered by, and constitute the valid and binding obligations of, the Company, enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity). The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or ownership of its properties would so require, except where the failure to be so qualified would not have a material adverse effect on its business and financial condition, taken as a whole.

4.2 Litigation. Except as disclosed in the Company Commission Filings (as hereinafter defined), to the knowledge of the Company, there is no action, suit or proceeding pending, or threatened, against the Company before any court, administrative agency or arbitrator which could reasonably be expected to result in any material adverse change in the business, properties, or condition (financial or otherwise) of the Company, taken as a whole, or which challenges the validity of any action taken or to be taken pursuant to or in connection with this Agreement or the Notes.

4.3 Charter Documents. Neither the execution nor the delivery of this Agreement and the Notes, nor the consummation of the transactions contemplated hereby and thereby, nor compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of or creation of a lien under, the terms, conditions or provisions of, or constitute a default under, the charter or by-laws of the Company, as amended, copies of which have been provided to the Purchasers.

4.4 Authorized and Outstanding Capital Stock. The Company has authorized 50,000,000 shares of Common Stock, par value $.02 per share (the "Common Stock"), of which 10,146,673 shares are issued and outstanding as of the date of this Agreement. All of such outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable. The Company has authorized (i) the issuance and sale to the Purchasers of an aggregate of up to $35,000,000 principal amount of the Notes, and (ii) the issuance upon conversion of the Notes of the Shares into which the Notes are convertible in accordance with Article XII or XIII, as applicable, of this Agreement. The Shares, when issued in accordance with the terms of this Agreement, and the Notes will be validly issued, fully paid and non-assessable.

4.5 Broker's and Finder's Fees. The Company will pay all broker's and finder's fees incurred by the Company in connection with the sale of the Notes.

4.6 Commission Filings and Financial Statements. The Company has heretofore made available to the Purchasers true and complete copies of all reports, registration statements,

definitive proxy statements and other documents (in each case together with all amendments and supplements thereto) filed by the Company with the Commission since January 1, 2006 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments and supplements thereto, are sometimes collectively referred to as the "Company Commission Filings"). The Company Commission Filings constitute all of the documents (other than preliminary materials) that the Company was required to file with the Commission since such date. As of their respective dates, each of the Company Commission Filings complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations under each such Act, and none of the Company Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission the financial statements (other than those financial statements which were subsequently amended or restated) included in the Company Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present in accordance with generally accepted accounting principles in all material respects the financial position of the Company as at the dates thereof and the results of its operations and its cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments and the absence of footnotes. Since January 1, 2006, except as disclosed in (i) the Company Commission Filings filed with the Commission prior to the date hereof and (ii) the Private Placement Memorandum with respect to the Twincraft Acquisition, the Company has not incurred any liability or obligation of any kind outside of the ordinary course of business, and no other event has occurred which, in any case or in the aggregate, would have a material adverse effect on the business, assets, results of operations or financial condition of the Company.

4.7 Tax Returns and Payments. The Company has filed all tax returns required by law to be filed by it and has paid all material taxes, assessments and other governmental charges levied upon the Company and any of its properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest or those that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established on the books of the Company in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Company in respect of Federal, state and foreign income taxes for all fiscal periods are adequate in the opinion of the Company, and the Company has not been notified of any material unpaid assessment for additional Federal, state or foreign income taxes for any period or any basis for any such assessment for which adequate provision has not been made in its accounts in accordance with generally accepted accounting principles.

4.8 Indebtedness. Except for the Senior Secured Credit Facility (as defined in Article XXV), the Company Commission Filings correctly describe all material secured and unsecured Indebtedness of the Company outstanding, or for which the Company has commitments, on the date of this Agreement, and identify in all material respects the collateral securing any such secured Indebtedness. The Company is not in material default with respect to the payment of any material Indebtedness or with respect to any instrument or agreement relating thereto.

4.9 Title to Properties. The Company has good and sufficient title to its material properties and assets, including the properties and assets reflected in the financial statements as of and for the quarter ended September 30, 2006 (except properties and assets disposed of since such date in the ordinary course of business and properties and assets held under Capital Leases). The Company enjoys peaceful and undisturbed possession under all material leases necessary in any material respect for the operation of its material properties and assets, and all such leases are valid and subsisting and are in full force and effect.

4.10 Compliance with Other Instruments, Etc. The Company is not in violation of any term of its certificate or articles of incorporation or by-laws, and the Company is not in material violation of any material term of any material agreement or instrument to which it is a party or by which it is bound or any material term of any applicable law, ordinance, rule or regulation of any governmental authority or any material term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation could reasonably be expected to have a materially adverse effect on the business, condition (financial or other), operations, assets or properties of the Company; the execution, delivery and performance of this Agreement and the Notes will not result in any material violation of or be in material conflict with or constitute a material default under any such term; and there is no such term which materially adversely affects the business, condition (financial or other), operations, assets, or properties of the Company, taken as a whole.

4.11 Governmental Consent. No material consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any of its Subsidiaries is required for the valid execution and delivery of this Agreement or the valid offer, issue, sale and delivery of the Notes pursuant to this Agreement, except where the failure to obtain such consent or make such filing would not have a material adverse effect on the business, operations or assets of the Company, and except for appropriate filings (i) with the Commission and the NASDAQ of an SEC Form D, (ii) with the NASDAQ of an additional listing application for the Shares, and (iii) with such state securities commissions in respect of "blue sky" laws as may be appropriate.

4.12 Use of Proceeds. The Company will apply the net proceeds of the sale of the Notes principally for funding the Company's acquisition program, for working capital, and for general corporate purposes, including capital expenditures.

4.13 Solvency. On the Closing date and after giving effect to the application of the proceeds of the Notes as specified in Section 4.12, the Company will be Solvent.

4.14 Disclosure. To the best of the Company's knowledge, there is no fact (other than matters of a general economic or political nature which does not affect the Company uniquely) known to the Company which materially adversely affects the business, condition (financial or other), operations, assets or properties of the Company which has not been set forth either in the Company Commission Filings, the Private Placement Memorandum dated as of December 5, 2006, or in this Agreement or in the other documents, certificates and instruments delivered to the Purchasers by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Agreement.

V. SUBORDINATION.

5.1 Agreement to Be Bound. (a) The Company covenants and agrees, and each holder of Notes by such holder's acceptance thereof, likewise covenants and agrees, that the Notes shall be issued subject to the provisions contained in this Article V; and each person holding any Notes, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

(b) All Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined in Section 5.7).

5.2 Priority of Senior Indebtedness. (a) No payment on account of principal or interest on the Notes shall be made, nor shall any assets be applied to the purchase or other acquisition or retirement of the Notes, if, at the time of such payment or application or immediately after giving effect thereto, there shall exist a default in the payment of any amount due on any Senior Indebtedness. Within ten (10) Business Days after knowledge of any such default referred to in this Section 5.2(a), the Company shall furnish a copy thereof to each holder of the Notes, in the manner and at the address specified pursuant to Article XVIII hereof.

(b) If there shall have occurred an event of default (other than a default in the payment of any amount due) with respect to any issue of Senior Indebtedness, as defined herein, or in the instrument under which the same has been issued, permitting the holders thereof, after notice or lapse of time, or both, to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment on account of principal or interest on the Notes shall be made, nor shall any assets be applied to the conversion, redemption or other acquisition or retirement of the Notes until the earlier to occur of (i) the date on which the Senior Indebtedness to which such event of default related is discharged in accordance with its terms, or (ii) the date such event of default is waived by the holders of such Senior Indebtedness or otherwise cured. Within ten (10) Business Days after knowledge of any such default referred to in this Section 5.2(b), the Company shall furnish a copy thereof to each holder of the Notes, in the manner and at the address specified pursuant to Article XVIII hereof.

(c) Upon the occurrence and during the continuance of any Event of Default under this Agreement or the Notes, or upon the occurrence of an event described in Sections 5.2(a) or (b) which gives rise to the non-payment of principal or interest due on the Notes, and notwithstanding any other provision contained herein or in the Notes to the contrary, each Purchaser hereby agrees, for the benefit of the holders of Senior Indebtedness, not to ask for, demand, sue for, take or receive any amount owing under the Notes or exercise any remedy (whether pursuant hereto, including, without limitation, acceleration of the Notes, at law, in equity or otherwise) with respect thereto until the earliest of (i) the date on which all Senior Indebtedness is accelerated, (ii) if applicable, the date on which the Senior Indebtedness to which such event of default related is discharged in accordance with its terms or such event of default is waived by the holders of such Senior Indebtedness or otherwise cured or (iii) any voluntary or involuntary petition in bankruptcy filed by or against the Company. Within ten (10) Business Days after knowledge of any Event of Default under this Agreement or the Notes, the Company shall furnish a copy thereof to the holders of Senior Indebtedness in the manner and at the addresses specified in the documents and/or agreements evidencing the applicable Senior Indebtedness.

5.3 Acceleration of Notes; Insolvency. (a) Upon (i) any acceleration of the principal amount due on the Notes or Senior Indebtedness or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof duly provided for, to the full satisfaction of the holders of Senior Indebtedness before the holders of the Notes shall be entitled to receive or retain any assets so paid or distributed in respect thereof; and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Notes would be entitled, except for these provisions, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the Notes if received by them or it, as the case may be, directly to the holders of Senior Indebtedness, to the extent necessary to pay all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness before any payment or distribution is made to the holders of the Notes, except that the holders of Senior Indebtedness of the type described in clause (i) of the definition of Senior Indebtedness shall be entitled to receive payment in full of such Senior Indebtedness (or provisions satisfactory to the holders of such Senior Indebtedness shall be made for such payment) before the holders of other types of Senior Indebtedness shall be entitled to receive payment on such other Senior Indebtedness.

(b) In the event that, notwithstanding the provision of the preceding paragraph or of Section 5.2 hereof, any payment or distribution of assets of the Company prohibited by the preceding paragraph or by Section 5.2 hereof shall be received by the holders of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment, to the full satisfaction of the holders of Senior Indebtedness, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness. All payments applied to Senior Indebtedness pursuant to this paragraph of Section 5.3 shall be allocated among the holders of Senior Indebtedness in accordance with the provisions of the preceding paragraph of this Section 5.3.

5.4 Subrogation, Etc. Upon payment in full of all Senior Indebtedness, the holders of Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company pro rata in proportion to the respective amounts then owing to the holders of Notes; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of Notes would be entitled except for the provisions of this Article V, and no payment over pursuant to such provisions to the holders of Senior Indebtedness, shall, as between the Company and its creditors (other than the holders of Notes and the holders of the Senior Indebtedness), be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that the provisions of this Article V are and are intended solely for the purpose of defining the relative rights of the holders of Notes on the one hand and the holders of Senior Indebtedness on the other hand. The holders of Senior Indebtedness may amend, modify and otherwise deal with Senior Indebtedness without any notice to or approval of any holder of Indebtedness ranking junior to Senior Indebtedness.

5.5 Enforcement. (a) The foregoing subordination provisions shall be for the benefit of the holders of Senior Indebtedness and may be enforced directly by such holders against the holders of the Notes. Each holder of Notes by his (or its) acceptance thereof shall be deemed to acknowledge and agree that the subordination provisions of this Article V are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and each holder of Senior

Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

(b) Upon any payment or distribution of assets of the Company, the holders of the Notes shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidation trustee, Company, agent or other person making such payment or distribution, delivered to the holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or to the provisions of this Article V.

5.6 Obligations Unimpaired. Nothing contained in this Article V, or elsewhere in this Agreement, or in the Notes, is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of the Company, which shall be absolute and unconditional, to pay the holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms thereof, or affect the relative rights of the holders of the Notes and other creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the holder of any Notes from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article V of the holders of Senior Indebtedness in respect to cash, property or securities of the Company received upon the exercise of any such remedy. Nothing contained in this Article V or elsewhere in this Agreement, or in any of the Notes, shall prevent the Company from making payment of the principal of or interest on the Notes at any time except under the conditions described in Section 5.2 or 5.3 or during the pendency of any dissolution, winding up, liquidation or reorganization of the Company.

5.7 Definition of Senior Indebtedness. The term "Senior Indebtedness" shall mean the principal and interest on (i) all Indebtedness of the Company and its Subsidiaries for money borrowed from time to time, including that owing to banks or other financial institutions, an agency or agencies of the federal government or other institutions engaged in the business of lending money, (ii) all Capital Leases of the Company and its Subsidiaries, (iii) obligations of the Company for the reimbursement of any obligor on any Letter of Credit, banker's acceptance or similar credit transaction, and (iv) any deferrals, renewals and extensions of any indebtedness described in clauses (i) through (iii) above, unless under the express provisions of the instrument creating or evidencing any such indebtedness, or pursuant to which the same is outstanding, such indebtedness is not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include Indebtedness owed or owing to any Subsidiary or any officer, director or employee of the Company or any Subsidiary. For purposes hereof, the Senior Indebtedness includes any and all Indebtedness under the Senior Secured Credit Facility, including without limitation Indebtedness arising under letters of credit.

5.8 Amendment. Subject to Article XVI, it is understood and agreed that the terms of this Article V may be subject to change in accordance with the terms that a senior lender that provides Senior Indebtedness to the Company may request.

VI. REPRESENTATIONS OF THE PURCHASERS.

6.1 Resale Restrictions. Each Purchaser hereby represents that it is capable of evaluating the risk of its investment in the Notes and is able to bear the economic risk of such investment, that it is purchasing the Notes for its own account (or as trustee for one or more trust or pension funds) and that in each such case the Notes are being purchased by such Purchaser (or such funds) for investment and not with a view to any resale or distribution thereof in violation of securities laws or of the Shares issuable upon conversion thereof. If any Purchaser should in the future decide to dispose of the Notes or the Shares (which it does not now contemplate), it is understood that it may do so only in complete compliance with the Securities Act and any applicable state Blue Sky or securities laws. If Purchaser is purchasing the Notes as trustee for one or more trust or pension funds, it represents that it is acting as sole trustee and has sole investment discretion and that the determination and decision on its behalf to purchase the Notes for all such funds is being made by the same individual or group of individuals who customarily approves such investments.

6.2 Accredited Investor. Each Purchaser hereby represents that it is an "accredited investor" within the meaning of Regulation D of the General Rules and Regulations promulgated under the Securities Act ("Regulation D") and hereby agrees to provide the Company and its counsel with such information (including, but not limited to, a completed and signed Confidential Purchaser Questionnaire in the form of Exhibit "C" attached hereto) as is reasonably necessary to enable the Company to file a Form D with the Commission with respect to the transactions contemplated hereby. In furtherance of the foregoing, each Purchaser acknowledges that a purchase of the Notes is only available to a Purchaser who is an "accredited investor." In connection therewith, each Purchaser represents and warrants to the Company that it qualifies as an "accredited investor" within the meaning of Regulation D, since it meets one of the following standards for determination of "accredited investor" status of Regulation D set forth below:

(a)	Any broker or dealer registered pursuant to Section 15 of the Exchange Act;

(b)	Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase ex-ceeds $1,000,000;

(c)
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint in-come with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(d)
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D;

(e)
Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massa-chusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

(f)	Any entity in which all of the equity owners are "accredited investors".

6.3 Review of Information. Each Purchaser hereby represents that it (i) has received and carefully reviewed (A) the Company Commission Filings and (B) the Private Placement Memorandum, and (ii) has had the opportunity to ask questions and receive answers from the

Company concerning the Company Commission Filings, the Private Placement Memorandum, and the terms and conditions of the offering of the Notes, and to obtain any documents relating to the Company which are publicly available and any additional information or documents relating to the Company which the Company possesses or can acquire without unreasonable effort or expense.

6.4 Due Authority. Each Purchaser hereby represents that the execution, delivery and performance by it of this Agreement and the purchase by it of the Notes (i) has been duly authorized by all requisite action on the part of such Purchaser, (ii) does not violate any charter, bylaws, partnership agreement, trust instrument or other organizational document applicable to such Purchaser, and (iii) does not violate any material term of any law, rule, regulation, court order, judgment or contractual or other obligation applicable to such Purchaser, the consequences of which violation might have a materially adverse effect on the business, condition (financial or other), operations, assets or properties of such Purchaser.

VII. CERTAIN CONSIDERATIONS. The Purchasers acknowledge that they are aware of the risks inherent in an investment in the Company and specifically the risks of an investment in the Notes, and that they are capable of bearing a complete loss of such investment. In connection with and in furtherance of the foregoing, each Purchaser further acknowledges that it has received and carefully reviewed the Private Placement Memorandum (including the Risk Factors contained therein) relating to the Notes, and that it is aware that (i) the Company currently contemplates growth through an acquisition strategy, and that there can be no assurance that such acquisition strategy will be successfully implemented, (ii) the Company will incur costs in connection with pursuing such acquisition strategy, whether or not any such acquisitions are completed, (iii) dilution may result in the event that acquisitions are completed by issuing stock in the Company as consideration, in whole or in part, for such acquisitions, and (iv) there can be no assurance of the future viability or profitability of the Company, nor can there be any assurance relating to the current or future price of the Company's Common Stock.

VIII. CONDITIONS TO OBLIGATIONS. The Purchasers' obligation to purchase the Notes hereunder is subject to satisfaction of the following conditions at the Closing:

8.1 Accuracy of Representations and Warranties. The representations and warranties of the Company herein or in any certificate or document delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

8.2 Performance; No Default. The Company shall have performed and complied, in each case in all material respects, with all material agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and at the time of the Closing, no Event of Default shall have occurred and be continuing.

8.3 Officers' Certificate. The Purchasers shall have received a certificate dated the Closing Date and signed by the President, a Vice President or Chairman or Vice Chairman of the Company and by the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer of the Company, to the effect that the conditions of Sections 8.1 and 8.2 hereof have been satisfied.

8.4 Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be in form and substance reasonably satisfactory to you, and your counsel shall have received all such originals or certified or other copies of such documents as you and they may reasonably request.

8.5 Legal Investment. On the Closing Date, there shall have been no change in applicable law or material facts in respect of the Company or any Purchaser, making the purchase of the Notes no longer a legal investment for any Purchaser.

8.6  No Litigation. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced and still be pending, and no investigation by any governmental or regulatory authority shall have been commenced and still be pending, against the Company seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

8.7 Sales to Other Purchasers. The Company shall have concurrently sold to the other Purchasers the Notes to be purchased by each of them at the Closing and shall have received payment in full therefor and shall have delivered or caused to be delivered to each of the other Purchasers such Notes in accordance with the terms hereof.

8.8 Purchase Permitted by Applicable Laws. The offering, issuance, purchase and sale of, and payment for, the Notes to be purchased by the Purchasers on the Closing date on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any law or governmental regulation applicable to the Purchasers.

8.9 Compliance with Securities Laws. The offering and sale of the Notes at or prior to the Closing under this Agreement shall have complied in all material respects with all applicable requirements of federal and state securities laws.

IX. AFFIRMATIVE COVENANTS.

9.1 Financial Information. The Company and each Subsidiary will maintain its books and records in accordance with generally accepted accounting principles. So long as any of the Notes shall remain outstanding, the Company will deliver to each holder of the Notes:

(a) as soon as practicable, and in any event within 105 days after the close of each fiscal year of the Company, (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year-end, and (ii) consolidated statements of income, cash flow and common stock and other stockholders' equity of the Company and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year and to be in reasonable detail and certified without material exception by BDO Seidman LLP or other nationally recognized independent public accountants selected by the Company; provided, however, that the timely filing of the Annual Report on Form 10-K of the Company for such fiscal year with the Commission (together with copies of the financial statements required to be included therein) shall be deemed to satisfy the requirements of this clause (a);

(b) as soon as practicable, and in any event within 50 days after the close of each of the first three fiscal quarters of the Company during such fiscal year, (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and (ii) consolidated statements of income, cash flow and common stock and other stockholders' equity of the Company and its Subsidiaries for the portion of the fiscal year ended with the end of such quarter, in each case setting forth in comparative form the corresponding figures for the comparable period of the preceding fiscal year; provided, however, that the timely filing of the Quarterly Report on Form 10-Q of the Company for such quarterly period timely with the Commission shall be deemed to satisfy the requirements of this clause (b);

(c) as soon as practicable, copies of all financial statements, proxy materials or reports sent to the Company's stockholders and of all final registration statements filed with the Commission pursuant to the Securities Act or the Exchange Act; and

(d) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested.

9.2 Office for Payment, Exchange and Registration. So long as any of the Notes are outstanding, the Company will maintain an office or agency in the United States where the Notes may be presented for payment, conversion, exchange or registration of transfer as provided in this Agreement. Such office or agency initially shall be the office of the Company set forth in Article XVIII hereof, which place may thereafter from time to time be changed by notice to the holders of all Notes then outstanding.

9.3 Notices. The Company will give notice to all holders of Notes within five Business Days after it learns of the existence of any Event of Default or any event which, with the giving of notice or the lapse of time or both, would become an Event of Default, describing the same and the period of existence thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

9.4 Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises deemed material to its business, and those of each of its material Subsidiaries, except that the corporate existence of any Subsidiary of the Company may be terminated if, in the good faith judgment of the Board of Directors, such termination is in the best interest of the Company.

9.5 Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, provided that no such tax, assessment, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

9.6 Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in reasonably good repair, working order and condition, normal wear and tear excepted, all material properties used in the business of the Company and its Subsidiaries. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

9.7 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where (i) noncompliance could not reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

X. NEGATIVE COVENANTS. The Company covenants and agrees as follows:

10.1 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction, including, without limitation, the purchase, sale or exchange of assets or the rendering of any service, with any Affiliate of the Company, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained in an arm's length transaction at the time from persons which are not Affiliates, provided that the foregoing restrictions shall not apply to any transaction between the Company and a wholly-owned Subsidiary of the Company or between one wholly-owned Subsidiary of the Company and another wholly-owned Subsidiary of the Company.

10.2 Restricted Indebtedness. The Company will not, directly or indirectly, incur any Indebtedness the proceeds of which will be used to pay dividends upon shares of the Company's Common Stock or any other capital stock of the Company that may from time to time be outstanding.

10.3 Guaranties by Subsidiaries. Other than in the ordinary course of business or to the holders of Senior Indebtedness, or unless the holders of a majority in principal amount of the Notes shall approve, the Company shall cause its Subsidiaries not to guaranty the Indebtedness of the Company or of any other party.

XI. DEFAULTS. If any of the following events (herein called an "Event of Default") shall occur and be continuing:

(a) If the Company shall default in the payment (whether or not such payment is prohibited under Article V hereof) of (i) any part of the principal on any Note, when the same shall become due and payable, whether at maturity or by acceleration or otherwise, or (ii) the interest on any Note, when the same shall become due and payable, and such default in the payment of interest shall have continued for five (5) days;

(b) If the Company shall default in the performance of any agreement or covenant contained in this Agreement or the Notes and such default shall continue for thirty (30) days after notice thereof from any holder of a Note; or

(c) If any representation or warranty by the Company herein or any certificate delivered by the Company pursuant hereto shall prove to have been incorrect in any material respect when made; or

(d) If (i) the Company shall fail to make any payment in respect of any Indebtedness when due or within any applicable grace period; or (ii) any other event of default, as defined in any material indenture or material instrument evidencing or under which there is at the time outstanding any Indebtedness of the Company, shall occur which (1) results in the acceleration of the maturity of such Indebtedness or (2) enables (or, with the giving of notice, would enable) the holder of such Indebtedness or any person acting on such holder's behalf to accelerate the maturity thereof if, in the case of subclause (2) hereof, such event or condition has been in existence for 180 days without being cured or waived; provided, that, the aggregate principal amount of the Indebtedness referred to in clause (i) or (ii) (together with any other defaulted Indebtedness) exceeds $5,000,000; or

(e) If a final judgment which, either alone or together with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $5,000,000 shall be rendered against the Company or any Subsidiary and such judgment shall have continued undischarged or unstayed for sixty (60) days after entry thereof; or

(f) If the Company or any Subsidiary shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts; or if the Company or any Subsidiary shall suffer the appointment of a receiver or trustee for it or substantially all of its assets and, if appointed without its consent, not to be discharged or stayed within sixty (60) days; or if the Company or any Subsidiary shall suffer proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors to be instituted by or against it, and, if contested by it, not to be dismissed or stayed within sixty (60) days; or if the Company or any Subsidiary shall fail generally to pay its debts as they become due; or if the Company or any Subsidiary shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property with respect to claims in excess of $5,000,000, which is not released, stayed, bonded or vacated within sixty (60) days after its issue or levy; or if the Company or any Subsidiary takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

(g) If a Change in Control shall occur;

then and in each such event the holders of forty percent (40%) or more in aggregate principal amount of the Notes then outstanding may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with all interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; provided, however, that this provision is subject to the condition that if, at any time after the principal of the Notes shall so become due and payable, any arrears of principal and interest on the Notes (with interest at the rate specified in the Notes on any overdue principal and, to the extent legally enforceable, on any interest overdue) shall be paid by or for the account of the Company, then the holder or holders of at least fifty-one percent (51%) in aggregate principal amount of the Notes then outstanding, by written notice or notices to the Company, may waive such Event of Default and its consequences and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right resulting therefrom; provided, further, that notwithstanding the foregoing, if there shall occur an Event of Default under clause (f) above, or a breach of the covenants contained in Section 10.3 hereof, then the Notes, together with all interest accrued thereon, shall immediately mature and become due and payable, without the necessity of any action by the Purchasers or notice to the Company. If any holder of a Note shall give any notice or take any other action with respect to a claimed default, the Company, forthwith upon receipt of such notice or obtaining knowledge of such other action, will give written notice thereof to all other holders of the Notes then outstanding, describing such notice or other action and the nature of the claimed default.

XII. CONVERSION.

12.1 Conversion. Prior to the maturity of the Notes or, if sooner, the Call Date (as hereinafter defined), the holder of a Note shall have the right, at the option of such holder (whether or not payment upon the Notes is prohibited by the subordination provisions of Article V) to convert, subject to the terms and provisions of this Article XII, all or, subject to the proviso contained in this Section 12.1, any portion of the Notes held by such holder into the number of fully paid and nonassessable Shares as shall be equal to the aggregate principal amount of Notes then being converted divided by the Conversion Price then in effect, by delivery of the Notes to the Company at the office of the Company provided for in Article XVIII herein; provided, however, that no holder of a Note shall be permitted to exercise its rights with respect to partial conversions as herein described unless each such holder of a Note elects to convert a minimum of at least $500,000 principal amount of its Note or any additional amounts in multiples of $250,000 principal amount of Notes; provided, further, that the Company shall not be required to issue any fractional shares in connection with any conversion pursuant to this Article XII. In the event that any Purchaser shall convert the Notes held by it, the Company shall, or shall direct its transfer agent to, issue to such Purchaser certificates for the Shares of Common Stock for which such Note is being converted in such denominations as are required for delivery to such Purchaser, and the Company shall, or shall direct its transfer agent to, thereupon deliver such certificates to or in accordance with the instructions of such Purchaser, in exchange for the Note held by such Purchaser, and, in the event the Purchaser is exercising less than the entire aggregate principal amount of Notes held by such Purchaser, the Company shall issue to such Purchaser a new Note, duly executed by the Company, in form and substance identical to the Note surrendered by such Purchaser, for the balance of the aggregate principal amount of Notes that have not been so converted.

12.2 Delivery of Stock Certificates; Time Conversion Effective; No Adjustment for Interest or Dividends. (a) Within ten (10) Business Days after the surrender (as herein provided) of a Note for conversion, the Company shall deliver or cause to be delivered to or upon the written order of the holder of the Note so surrendered, certificates representing the number of fully paid and nonassessable Shares into which the Note may be converted. Subject to the following provisions of this Section 12.2, such conversion shall be deemed to have been made at the close of business on the date that such Note shall have been surrendered for conversion at the office of the Company provided for in Section 9.2 (the "Conversion Date"), so that the rights of the holder of such Note as a holder thereof, shall cease at such time and the person or persons entitled to receive any of the Shares upon conversion of the Notes shall be treated for all purposes as having become the record holder or holders of such Shares at such time; provided, however, that no such surrender on any date when the stock transfer books of the Company shall be closed, shall be effective to constitute the person or persons entitled to receive Shares upon such conversion as the record holder or holders of such Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or the Company is required to convert Notes. The Company will, at the time of such conversion, upon request of the holder of the Note, acknowledge in writing its continuing obligation to such holder in respect of any rights (including, without limitation, any right of registration of the Shares issued upon such conversion) to which such holder shall continue to be entitled under this Agreement after such conversion, provided, that, the failure of such holder to make any such requests shall not affect the continuing obligation of the Company to such holder in respect of such rights. If the Company shall fail for any reason or for no reason to issue to the Holder within ten (10) Business Days of receipt of the Note for conversion, a certificate for the number of shares of Common Stock to which the Holder is entitled, and if on or after such tenth Business Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within ten (10) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sales price on the date of conversion.

(b) If the day for the exercise of the conversion right shall not be a Business Day, then such conversion right will automatically be deemed to be exercised on the next succeeding day which is a Business Day.

(c) No adjustments in respect of interest or cash dividends shall be made upon conversion of any Note. The Company shall pay all unpaid interest on any Note so converted which has accrued to (but not including) the date upon which such conversion is deemed to have been effected in accordance with this Section 12.2.

12.3 Notice to Holders of Election. Upon receipt of an election to convert by a holder of Notes pursuant to this Article XII, the Company shall, as soon as practicable, notify the holders of the remaining Notes of such election.

12.4 Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as of the Closing Date as follows:

(a) In case the Company shall, after the date hereof, (i) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of a Note thereafter surrendered for conversion shall be entitled to receive an equivalent number of shares of capital stock of the Company which he would have owned immediately following such action had such Note been converted immediately prior thereto. Any adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) In case the Company, after the date of this Agreement, shall issue rights, warrants or options entitling the recipients thereof to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Conversion Price then in effect, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, warrants or options by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance), plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered to subscription or purchase) would purchase at the Conversion Price then in effect, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance) plus the number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered for subscription or purchase are convertible). Such adjustment shall be made successively whenever any such rights, warrants or options are issued. In determining whether any rights, warrants or options entitle the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at less than the Conversion Price then in effect and in determining the aggregate offering price of such shares of Common Stock (or conversion price of such convertible securities), there shall be taken into account any consideration received by the Company for such rights, warrants or options (and for such convertible securities), the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors of the Company (which determination shall be conclusive). If at the end of the period during which such warrants, rights or options are exercisable not all such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based on the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

(c)  In case the Company, after the date of this Agreement, shall distribute to all holders of its outstanding Common Stock any shares of capital stock (other than Common Stock), evidences of its Indebtedness or assets (including securities and cash, but excluding any cash dividend paid out of current or retained earnings of the Company and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (a) of this Section 12.4) or rights, warrants or options to subscribe for or purchase securities of the Company (excluding those referred to in subsection (b) of this Section 12.4), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the Conversion Price then in effect less the fair market value on such record date (as determined in good faith by the Board of Directors of the Company, which determination shall be conclusive) of the portion of the capital stock or the evidences of Indebtedness or the assets so distributed to the holder of one share of Common Stock or of such subscription rights, warrants or options applicable to one share of Common Stock and of which the denominator shall be the Conversion Price then in effect. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If at the end of the period during which warrants, rights or options described in this subsection (c) are exercisable not all such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based on the number of warrants, rights or options actually exercised.

(d) Notwithstanding anything in subsection (b) or (c) of this Section 12.4 to the contrary, with respect to any rights, warrants or options covered by subsection (b) or (c) of this Section 12.4, if such rights, warrants or options are only exercisable upon the occurrence of certain triggering events (including the occurrence of any date of vesting), then for purposes of this Section 12.4 such rights, warrants or options shall not be deemed issued or distributed, and any adjustment to the Conversion Price required by subsection (b) or (c) of this Section 12.4 shall not be made until such triggering events occur and/or such rights, warrants or options become exercisable.

(e) In case the Company, after the date of this Agreement, shall issue shares of its Common Stock (excluding those rights, warrants, options, shares of capital stock or evidences of its Indebtedness or assets referred to in subsection (b) or (c) to this Section 12.4) at a net price per share less than the Conversion Price in effect on the date the Company fixes the offering price of such additional shares, the Conversion Price shall be reduced immediately thereafter so that it shall equal the price determined by multiplying such Conversion Price in effect immediately prior thereto by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Conversion Price then in effect and the denominator shall be the number of shares of Common Stock that would be outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. This subsection (e) shall not apply to Common Stock issued to any employee, officer or director of the Company under a bona fide employee or director benefit plan adopted by the Company or any Subsidiary thereof and approved by the stockholders of the Company or such Subsidiary, as appropriate.

(f) In any case in which this Section 12.4 shall require that an adjustment be made immediately following a record date or an effective date, the Company may elect to defer (but only until five Business Days following the mailing by the Company to the holders of Notes of the certificate required by subsection (h) of this Section 12.4) issuing to the holder of any Note converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

(g) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 12.4 shall be made to the nearest cent.

(h) Whenever the Conversion Price is adjusted as provided in Section 12.4 herein, the Company will promptly mail to the holders of the Notes, a certificate of the Company's Treasurer or Chief Financial Officer setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment.

(i) Irrespective of any adjustment or change in the Conversion Price and the number of Shares actually purchasable under the Notes, the Notes theretofore and thereafter issued may continue to express the Conversion Price per Share and the number of Shares purchasable thereunder as the Conversion Price per Share and the number of Shares purchasable as expressed upon the Notes when initially issued.

12.5 Company's Consolidation or Merger. If the Company shall at any time consolidate or merge with or into another corporation, (a) the Company shall give at least five (5)

days prior written notice to the holders of the Notes of such consolidation or merger and the terms thereof, and (b) the holder of a Note shall thereafter be entitled to receive, upon the conversion thereof, the securities or property to which a holder of the number of Shares then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure such holder that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of the Note including, but not limited to, obtaining a written acknowledgment from the continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion. A sale of all or substantially all the assets of the Company shall be deemed a consolidation or merger for the foregoing purposes.

12.6 Reserve of Sufficient Shares. The Company will reserve and keep available a sufficient number of shares of its Common Stock to satisfy the conversion requirements of all outstanding Notes. The Company will take all such action as may be necessary to insure that all Shares issued upon conversion of the Notes will be duly and validly authorized and issued and fully paid and nonassessable.

12.7 Taxes on Conversion. The issuance of certificates for Shares upon the conversion of Notes shall be made without charge to the holders of Notes converting such Notes for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the Notes converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Note converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

12.8 Cancellation of Converted Notes. All Notes which have been converted shall be cancelled by the Company and no Notes shall be issued in lieu thereof.

12.9 Notice to Holders of Notes. In case at any time:

(a) the Company shall take any action which would require an adjustment in the Conversion Price pursuant to Section 12.4; or

(b) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), whether or not such reorganization or reclassification results in an adjustment in the Conversion Price, or any consolidation or merger to which the Company and its Subsidiaries is a party and for which approval of any stockholders of the Company is required, or any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries; or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice to the holders of the Notes, not less than thirty (30) days before any record date or other date set for definitive action, of the date on which such adjustment, distribution, reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the current Conversion Price and the kind and amount of the Shares and other securities and property deliverable upon conversion of the Notes. Such notice shall also specify the date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such adjustment, distribution, reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to convert the Notes into Shares shall terminate).

Without limiting the obligation of the Company to provide notice to the holders of Notes or Shares of corporate action hereunder, it is agreed that failure of the Company to give such notice shall not invalidate such corporate action of the Company.

XIII. CALL OF NOTES BY THE COMPANY. The Company shall not, directly or indirectly, call, prepay, redeem, repurchase, convert or otherwise acquire (any such event referred to herein as a “call”) any Notes or any portion thereof except as set forth in this Article XIII.

13.1 Optional Conversion or Redemption Upon Call by the Company. (a) The Company may, at its option, call the Notes, either in whole or in part on a pro-rata basis as follows:

(i)	the Company shall not be permitted to make any such call from the date hereof through the first anniversary of the date hereof;

(ii)
from the first anniversary to the third anniversary of the date hereof, any call by the Company that results in a redemption or repurchase by the Company of the Notes for cash (as opposed to a conversion of the Notes to Common Stock at the Conversion Price, in which case the provisions of this Section 13.1(a)(ii) shall not apply), shall be at 105% of the original principal amount of the Notes that are the subject of such call; provided, however, that in the event that the Holder’s Election is exercised under such circumstance, the conversion shall be based upon 100% of the original principal amount of Notes to be so converted;

(iii)
after the third anniversary of the date hereof, any call by the Company that results in a redemption or repurchase by the Company of the Notes for cash (as opposed to a conversion of the Notes to Common Stock at the Conversion Price, in which case the provisions of this Section 13.1(a)(iii) shall not apply), shall be at 100% of the original principal amount of the Notes that are the subject of such call; and

(iv)
at any time after the first anniversary of the date hereof, the Company may call the Notes by requiring the Holders to convert the Notes to the Company’s Common Stock at the Conversion Price, in which case the Notes shall be valued at 100% of the original principal amount of Notes to be so converted; provided, however, with respect to this clause (iv) only, that the Company may call the Notes only if:

(A) the Closing Price of the Company's Common Stock shall be equal to or in excess of $7.00 per share for at least 20 trading days during the 30-trading-day period immediately preceding the Call Notice (as hereinafter defined); and (B) upon a conversion pursuant to such call, the holders of the Notes shall receive registered shares of the Company's Common Stock.

(b) In the event of a call by the Company to redeem or repurchase the Notes pursuant to this Section 13.1, the Holders, at their election, may require the Company to convert their Notes into fully paid and nonassessable shares of the Company's Common Stock at the Conversion Price (the "Holder's Election").

13.2 Notice of Call. The right of the Company to call any Notes pursuant to Section 13.1 shall be conditioned upon its giving notice of such call (the "Call Notice"), by personal delivery, overnight courier, certified mail or by facsimile, signed by an authorized officer, to the holders of Notes, not less than fifteen (15) Business Days prior to the date upon which the call is to be made (the "Call Date"). The Call Notice shall specify (i) the aggregate principal amount of the Notes to be called and the manner in which such Notes are called (i.e., repurchase and redemption, or conversion into Shares), (ii) Call Date, and (iii) the accrued and unpaid interest thereon (to, but not including, the Call Date). Within ten (10) Business Days after receipt of the Call Notice by the Holder of a Note, such Holder shall notify the Company, by personal delivery, overnight courier, certified mail or by facsimile, signed by the Holder, if it opts to exercise the Holder's Election, (in the event that a Holder fails to respond to the Call Notice or fails to respond within the time period or via the means set forth herein, the Holder's Election shall become void and of no further effect and the Company shall be entitled to call the Notes as set forth in the Call Notice).

13.3 Partial Call. In the event of a partial call by the Company pursuant to this Article XIII, the aggregate principal amount of each call of Notes pursuant to Section 13.1 hereof, shall be allocated among the Notes at the time outstanding, in proportion, as nearly as practicable, to the respective unpaid principal amounts of such Notes.

13.4 Surrender of Notes Upon Call. In the event that any Notes shall be surrendered to the Company upon conversion as provided in this Article XIII, interest shall cease to accrue upon such Notes so surrendered.

13.5 Section 12 Applicable. For purposes of conversion of the Notes by the Company pursuant to this Article XIII, the provisions of Sections 12.1 through 12.4 herein, shall be controlling, as if the same shall have been contained in this Article XIII (except that with respect to Section 12.2, in the event that a holder shall choose redemption as the Holder's Election (pursuant to Section 13.2 herein), the Company shall make payment to the holder within five (5) days after the Conversion Date, by bank or certified check or by wire transfer).

XIV. REGISTRATION RIGHTS; RESTRICTIONS ON TRANSFER.

14.1 Notification of Proposed Sale. (a) Unless paragraph (b) of this Section 14.1 is applicable, each holder of a Note by acceptance thereof agrees that it will notify the Company in writing before offering for sale or selling or otherwise disposing (provided, that, conversion will not be deemed to be a disposition) of any Note or the Shares, describing briefly the nature of such sale or other disposition, and no such sale or other disposition shall be made unless and until (i) the holder has supplied to the Company, if requested by the Company within five (5) Business Days after receipt of such notice, an opinion of counsel for the holder (in-house counsel of a Purchaser shall be deemed to be satisfactory counsel) which counsel shall be reasonably satisfactory to the Company, to the effect that no registration under the Securities Act is required with respect to such sale or other disposition (which opinion may be conditioned upon the transferee's assuming the obligations of a holder of Notes or Shares under this Section 14.1) or (ii) an appropriate registration statement with respect to such sale or other disposition of such Notes or Shares shall have been filed by the Company with the Commission and declared effective by the Commission.

(b) If the holder of Notes or Shares has obtained an opinion of its own counsel that the sale of such Notes or Shares may be made without registration under the Securities Act pursuant to Rule 144, the notification provided in paragraph (a) need not be given to the Company prior to the proposed sale, provided, that, the Company shall not be obliged to register on its registry or transfer books any transfer pursuant to this subsection (b) unless it is satisfied that the requirements of Rule 144 or any successor thereto have been satisfied.

(c) The Company may endorse on all Notes and on all certificates evidencing Shares (issued upon conversion of the Notes) an appropriate legend restricting their transfer except upon compliance with the provisions of paragraph (a) above, which in the case of the Notes shall be in the terms set out in Exhibit "B" hereto and in the case of the Shares shall read as follows - "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE ACT OR AN OPINION, IF REQUESTED, OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT"; provided, that, no such legend shall be endorsed on any Note or Share certificates which, when issued, are no longer subject to the restrictions of this Section 14.1, and provided, further, that if an opinion of satisfactory counsel (in-house counsel of a Purchaser shall be deemed satisfactory counsel) which opinion shall be reasonably satisfactory to counsel for the Company concludes that the legend is no longer necessary, the Company will deliver upon transfer or exchange Notes or Share certificates without such legends. The legend set forth in this Section 14.1(c) shall be removed and the Company shall issue a certificate without such legend or any other legend to a Holder if (i) in connection with any sale of such Shares made pursuant to a registration statement and in accordance with the prospectus delivery requirements under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such Holder provides the Company with an opinion of counsel, in form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of such Shares may be made without registration under the applicable requirements of the Securities Act and the legend may be removed from such certificate in connection with such sale, assignment or other transfer, or (iii) such Holder provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144. The Company shall cause its counsel to issue a legal opinion in customary form to its transfer agent to affect such legend removal under the circumstances herein described. Following the effective date of any such registration statement, or at such earlier time as a legend is no longer required for certain Shares, the Company will no later than ten (10) Business Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Shares, deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. Following the effective date and upon the delivery to any Purchaser of any certificate representing Shares that are free from all restrictive and other legends, such Purchaser agrees that any sale of such Shares shall be made pursuant to the registration statement and in accordance with the plan of distribution described therein or pursuant to an available exemption from the registration requirements of the Securities Act.

14.2 Obligation to Register. The Company agrees to use commercially reasonable efforts to file with the Commission no later than September 30, 2007, a registration statement for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering all of the Shares. Such registration statement shall be on Form S-3 under the Securities Act, if such Form is then available for use by the Company, or another appropriate form that is available to the Company permitting registration of such Shares for resale by the holders of Notes or Shares ("Holders") in the manner or manners reasonably designated by them (including, without limitation, one or more underwritten offerings). The Company shall not permit any securities to be offered for sale by the Company to be included in such registration statement. The Company shall use commercially reasonable efforts to cause such registration statement to be declared effective pursuant to the Securities Act as promptly as practicable following the filing thereof, and, subject to applicable laws, rules and orders, to keep such registration statement continuously effective under the Securities Act for five years after the Closing date, or such shorter period ending when there cease to be outstanding any Shares or Notes held by the Holders. Notwithstanding the foregoing, the Holders acknowledge that in connection with the Company's contemplated acquisition strategy, the Company may file a registration statement relating to shares of Common Stock to be issued in connection with such acquisition. In such event, if the Board of Directors of the Company reasonably determines that the Company will be filing a registration statement under the Securities Act in connection with an acquisition, then any registration statement required to be filed by this Section 14.2 or Section 14.3 hereof may be temporarily delayed at the discretion of the Company's Board of Directors, and the Shares which would have been otherwise included in such registration statement shall be included in the Company's registration statement to be filed in connection with the contemplated acquisition, so that the Company would not be required to file more than one registration statement in any consecutive six-month period; provided, however, that the provisions of this sentence shall not be applicable, and the Company shall not be permitted to delay the filing of a registration statement registering the Shares, in the event that the Company proposes, in connection with any such acquisition, to use a registration statement on Form S-4 or any successor form thereto.

14.3 "Piggyback" and Demand Registration Rights.

(a) “Piggyback” Registration Rights. If at any time after September 30, 2007 and prior to the maturity of the Notes during which there is no effective registration statement relating to the Shares, the Company shall, at least thirty (30) days prior to the filing of any registration statement under the Securities Act (other than a registration statement on Form S-8 or Form S-4 or any successor forms) relating to the public offering of its Common Stock by the Company or any of its security holders, give written notice of such proposed filing and of the proposed date thereof to the Holders, and if, on or before the twentieth (20th) day following the date on which such notice is given, the Company shall receive a written request from the Holders requesting that the Company include among the securities covered by such registration statement some or all of the Shares held by or to be held after conversion by such Holder or Holders, the Company shall include such Shares in such registration statement, if filed, so as to permit such Shares to be sold or disposed of in the manner and on the terms of the offering thereof set forth in such request.

(b)  Demand Registration Rights. If at any time after January 1, 2008 during which there is no effective registration statement relating to the Shares, the Company shall be requested in writing by the Holders holding at least a majority of the Shares to effect the registration under the Securities Act of the Shares, the Company shall, as expeditiously as possible, use commercially reasonable efforts to effect the registration, on a form of general use under the Securities Act, of all Shares which the Company has been requested to register. The Company shall not be obligated to cause to become effective more than one registration statement pursuant to which Shares are registered under this Section 14.3(b). Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration under this Section 14.3(b) a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request by the Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period. In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 14.3(b):

(i) During the period starting with the date 30 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 120 days after the effective date of, a registration subject to Section 14.3(a) hereto; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to be filed and thereafter to become effective; or

(ii) If the Holders propose to dispose of Shares in the registration statement that may be immediately registered or that are registered on Form S-3 pursuant to a request made pursuant to Section 14.2 above.

14.4 Terms and Conditions of Registration. Except as otherwise provided herein, in connection with any registration statement filed pursuant to Sections 14.2 or 14.3 herein, the following provisions shall apply:

(a) If such registration statement shall be filed pursuant to Section 14.3(a) hereof and if the managing underwriter advises the Company in writing that the inclusion in such registration of some or all of the Shares sought to be registered by the Holder(s) creates a substantial risk that the proceeds or price per share that will be derived from such registration will be reduced or that the number of shares to be registered at the insistence of the Holder(s), plus the number of shares of Common Stock sought to be registered by the Company and any other stockholders of the Company is too large a number to be reasonably sold, then, in such event, the number of shares sought to be registered for the stockholders of the Company shall be reduced, pro rata in proportion to the number of shares sought to be registered to the number of shares recommended be sold by the managing underwriter.

(b) If requested by the Holder(s) in connection with a registration statement filed pursuant to Sections 14.2 or 14.3(b), the Company will enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in form and substance to the Company, the Holder(s) and the underwriters, and to contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in such agreements used by the managing underwriter, including, without limitation, restrictions of sales of Common Stock or other securities by the Company as may be reasonably agreed to between the Company and such underwriters, and indemnities and rights to contributions to the effect and to the extent provided in Sections 14.5 and 14.6 hereof. The Holders shall be a party to any underwriting agreement relating to an underwritten sale of their Shares and may, at their option, require that any or all of the representations, warranties and covenants of the Company to or for the benefit of such underwriters, shall also be made to and for the benefit of the Holders. All representations and warranties of the Holders shall be made to or for the benefit of the Company.

(c) The Company shall provide a transfer agent and registrar (which may be the same entity) for the Shares, not later than the effective date of such registration.

(d) All expenses in connection with the preparation and filing of a registration statement filed pursuant to Sections 14.2 or 14.3 shall be borne solely by the Company, except for any transfer taxes payable with respect to the disposition of such Shares, and any underwriting discounts and selling commissions applicable solely to such sales of Shares, which shall be paid by the Holders of the Shares being registered.

(e) The Company shall use commercially reasonable efforts to cause all of the shares covered by such registration statement to be listed on NASDAQ or such other exchange as the Shares may then be listed on, on which similar shares are listed for trading, if the listing of such registered shares is permitted by such exchange.

(f) Following the effective date of such registration statement, the Company shall, upon the request of the Holders, forthwith supply such number of prospectuses (including exhibits thereto and preliminary prospectuses and amendments and supplements thereto) meeting the requirements of the Securities Act and such other documents as are referred to in the prospectus as shall be reasonably requested by the Holders to permit the Holders to make a public distribution of their Shares.

(g) The Company shall prepare, if necessary, and file such amendments and supplements to such registration statement filed pursuant to Section 14.2 hereof, as may be necessary to keep such registration statement effective, subject to applicable laws, rules and orders, for a period of five years after the Closing date, or such shorter period ending when there cease to be outstanding any Shares or Notes held by the Holders, and to comply with the provisions of the Securities Act with respect to the offer and sale or other disposition of the shares covered by such registration statement during the period required for distribution of the shares.

(h) The Holders may select the underwriter or under-writers (which shall be of nationally recognized standing), if any, who are to undertake any offering and distribution of the Shares to be included in a registration statement filed under the provisions of Subsection 14.2 or 14.3(b) hereof, subject to the Company's prior approval of the underwriter, which approval shall not be unreasonably withheld.

(i) The Company shall use commercially reasonable efforts to register the Shares covered by any such registration statements filed pursuant to Section 14.2 or 14.3(b) under such securities or Blue Sky laws in addition to those in which the Company would otherwise sell shares, as the Holders reasonably request, except that neither the Company nor the Holders shall for any such purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified. The fees and expenses incurred in connection with such registration shall be borne by the Company.

(j) The Holders shall cooperate fully with the Company and provide the Company with all information reasonably requested by the Company for inclusion in the registration statement or as necessary to comply with the Securities Act. The Company shall cooperate fully with any underwriters selected by the Holders and counsel to such underwriters, and shall provide reasonable and customary access to the Company's books and records (upon receipt from such underwriters of customary confidentiality agreements) in order to facilitate such underwriters' review and examination of the Company in connection with such underwriting.

(k) The Company shall notify the Holders, at any time after effectiveness when a prospectus relating thereto is required to be delivered under the Securities Act within the period mentioned in subdivision (vii) of this Section 14.4, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing (and upon receipt of such notice and until a supplemented or amended prospectus as set forth below is available, the Holders shall not offer or sell any securities covered by such registration statement and shall return all copies of such prospectus to the Company if requested to do so by it), and at the request of the Holders prepare and furnish the Holders promptly a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(l) The Company shall furnish to the Holders at the time of the disposition of the Shares, a signed copy of an opinion of the Company's regular in-house or outside general counsel, or other counsel of the Company's selection reasonably acceptable to, and which opinion shall be reasonably satisfactory in form and substance to, the Holders to the effect that: (a) a registration statement covering such Shares has been filed with the Commission under the Securities Act and has been made effective by order of the Commission, (b) said registration statement and prospectus contained therein comply as to form in all material respects with the requirements of the Securities Act, and nothing has come to such counsel's attention (after due inquiry) which would cause such counsel to believe that either said registration statement or such prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of such prospectus, in light of the circumstances under which they were made) not misleading, (c) after due inquiry such counsel knows of no legal or governmental proceedings required to be described in such registration statement or prospectus which are not described as required, or of any contracts or documents of a character required to be described in such registration statement or such prospectus to be filed as an exhibit to such registration statement or to be incorporated by reference therein which are not described and filed as required and (d) to such counsel's knowledge, no stop order has been issued by the Commission suspending the effectiveness of such registration statement; it being understood that such opinion may contain such qualifications and assumptions as are customary in the rendering of similar opinions, and that such counsel may rely, as to all factual matters treated therein, on certificates of the Company (copies of which shall be delivered to the Holders).

(m) The Company will use its commercially reasonable efforts to comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act, to the extent it shall be required to do so pursuant to such sections, and at all times while so required shall use its commercially reasonable efforts to comply with all other public information reporting requirements of the Commission (including reporting requirements which serve as a condition to utilization of Rule 144 promulgated by the Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any of the Company's Common Stock held by the Holders. The Company will also cooperate with the Holders in supplying such information and documentation as may be necessary for the Holders to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Company Common Stock held by the Holders.

14.5 Indemnification.

(i) In the event of the registration of any shares of the Company under the Securities Act pursuant to the provisions of Sections 14.2 or 14.3, the Company agrees to indemnify and hold harmless the Holders, each underwriter, broker or dealer, if any, and their directors, officers and employees, of such Shares, and each other person, if any, who controls the holders of the Notes or the Shares (or a permitted assignee thereof), such underwriter, broker or dealer within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which the Holders (and as applicable) its directors, officers or employees, or such underwriter, broker or dealer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such shares were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Shares, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation under the Securities Act applicable to the Company or relating to any action or inaction required by the Company in connection with any such registration and will reimburse the Holders, each such underwriter, broker or dealer and controlling person, and their directors, officers or employees, for any legal or other expenses reasonably incurred by the Holders or such underwriter, broker or dealer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Holders and as applicable, such Holders' directors, officers or employees, or such underwriter, broker, dealer or controlling person for use in the preparation thereof. Such indemnity shall remain in full effect irrespective of any investigation by any person indemnified above.

(ii) In the event of the registration of any Shares of the Holders under the Securities Act for sale pursuant to the provisions of this Agreement, the Holders agree to indemnify and hold harmless the Company, its directors, officers and employees, from and against any losses, claims, damages or liabilities, joint or several, to which the Company, its directors, officers or employees, may become subject under the Securities Act or other-wise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Shares were registered under the Securities Act, any preliminary pros-pectus or final prospectus relating to such Shares, or any amend-ment or supplement thereto, or arise out of or are based upon omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information furnished to the Company by the Holders for use in the preparation thereof. Such indemnity shall remain in full effect irrespective of any investigation by any person indemnified above.

(iii) Promptly after receipt by a person entitled to indemnification under this Section 14.5 (for purposes of this Section 14.5, an "Indemnified Party") of notice of the commencement of any action or claim relating to any registration statement filed under Sections 14.2 or 14.3 or as to which indemnity may be sought hereunder, such Indemnified Party will, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (for purposes of this Section 14.5, an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action or claim, but the failure to so notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party otherwise than pursuant to the provisions of this Section 14.5 and shall also not relieve the Indemnifying Party of its obligations under this Section 14.5, except to the extent that the Indemnified Party is damaged solely as a result of the failure to give timely notice. In case any such action is brought against an Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled (at its own expense) to participate in and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense with counsel satisfactory to such Indemnified Party, of such action and/or to settle such action and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than the reasonable cost of investigation; provided, however, that no Indemnifying Party and no Indemnified Party shall enter into any settlement agreement which would impose any liability on such other party or parties without the prior written consent of such other party or parties.

14.6 Contribution. (a) If the indemnification provided for in Section 14.5 hereof is unavailable to the Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Holders on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holders on the one hand and the underwriters on the other from the offering of the Shares, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Holders on the one hand and of the underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Holder in connection with such statements or omissions, as well as any other relevant equitable considerations.

(b) In no event shall the obligation of any Indemnifying Party to contribute under this Section 14.6 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 14.5 hereof had been available under the circumstances.

(c) The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the next preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 14.6, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of a Holder, the net proceeds received by such Holder from the sale of Shares or (ii) in the case of an underwriter, the total price at which the Shares purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

14.7 Survival. The indemnity and contribution agreements contained in this Article XIV shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company and (iii) the consummation of the sale or successive resales of the Shares.

XV. REPLACEMENT OF NOTES. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity satisfactory to the Company (provided that, in the case of any Purchaser, the written undertaking of such Purchaser to indemnify the Company shall be satisfactory to the Company) or in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note of like tenor as if the lost, stolen, destroyed or mutilated Note were then surrendered for exchange in lieu of such lost, stolen, destroyed or mutilated Note.

XVI. AMENDMENT AND WAIVER. Except as set forth in Article V, this Agreement may be amended (or any provision thereof waived) with the consent of the Company and the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that no such amendment or waiver shall (i) change the fixed maturity of any Note, the rate or the time of payment of interest thereon, the principal amount thereof or the circumstances under which such Note may be called, converted or redeemed without the consent of the holders of all the Notes then outstanding, (ii) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such amendment or waiver, without the consent of the holders of all the Notes then outstanding or (iii) increase the percentage of the aggregate principal amount of the Notes that the holders of which may declare the Notes to be due and payable under Article XI herein, without the consent of the holders of all of the Notes then outstanding or (iv) modify the conversion rights or the Conversion Price and adjustments thereto (as outlined in Articles XII and XIII herein) in any material respect, without the consent of the holders of all of the Notes then outstanding or (v) alter the registration rights under Article XIV herein in any material respect, without the consent of the holders of all of the Notes then outstanding and all of the Shares outstanding other than Shares which have been sold in registered public offerings; and provided, further, that no amendment or waiver of any provision of Article V shall be effective against any holder of Senior Indebtedness who has not consented thereto. The Company and each holder of a Note then or thereafter outstanding shall be bound by any amendment or waiver effected in accordance with the provisions of this Article, whether or not such Note shall have been marked to indicate such modification, but any Note issued thereafter shall bear a notation as to any such modification. Promptly after obtaining the written consent of the holders herein provided, the Company shall transmit a copy of such modification to all of the holders of the Notes then outstanding.

XVII. HOME OFFICE PAYMENT. The Company will make payments of principal and interest by check payable to the order of the holder of any such Notes duly mailed or delivered to such holder at the address of such holder specified in Exhibit A, or at such other address as such holder may designate in writing, or , if requested by any holder of the Notes, by wire transfer to its (or its nominee's) account at any bank or trust company in the United States of America, notwithstanding any contrary provisions herein or in any Note with respect to the place of payment. All such payments shall be made in immediately available funds. The Purchasers agree that, before any such Note is assigned or transferred, the Purchasers will make or cause to be made a notation thereon of principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company of the name and address of the transferee of such Note if such name and address are known to such Purchaser.

XVIII. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered by courier or mailed express mail or transmitted by facsimile, e-mail or other means of electronic transmission:

(a) if to a Purchaser or its nominee, at such Purchaser's address as set forth in Exhibit A hereto, or at such other address as may have been furnished to the Company by a Purchaser in writing; or

(b) if to any other holder of a Note, at such address as the payee thereof shall have designated to the Company by a written notice stating that such holder has acquired such Note and designating such an address, or at such other address as may have been furnished to the Company by such holder in writing; or

(c) if to the Company, at 450 Commack Road, Deer Park, New York 11729 (fax number (631) 254-2320); Attention: W. Gray Hudkins, President and Chief Executive Officer, or at such other address as may have been furnished to the Purchasers or other holders of Notes in writing by the Company, with a copy to Robert L. Lawrence, Esq., Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019 (fax number (212) 245-3009).

XIX. ENTIRE AGREEMENT. This Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

XX. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

XXI. HEADINGS. The headings of the articles and sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

XXII. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of laws rules.

XXIII. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile signatures shall be deemed acceptable and binding.

XXIV. SEVERABILITY. Any provision hereof or of the Notes which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

XXV. DEFINITIONS. The following terms, when used in this Agreement, shall have the following meanings:

"Affiliate" shall mean any person that controls, is controlled by or is under common control with the person in question. For purposes hereof, "control" and the correlative definitions "controlled by" and "under common control with" shall mean the power and ability to direct the management and affairs of the person in question, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in Article I.

"Board" or "Board of Directors" means, with respect to any person which is a corporation, a joint stock company or a business trust, the board of directors or other group, however designated, which is charged with legal responsibility for the management of such person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in the State of New York are legally authorized to close.

"Capital Lease" shall mean a lease of property which is capitalized on the financial statements of the lessee in accordance with generally accepted accounting principles.

“Change in Control" of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing more than 50% of the total voting power of all the then-outstanding voting securities of the Company.

"Closing" has the meaning set forth in Article III.

"Closing Date" has the meaning set forth in Article III.

"Closing Price" means (i) the last reported sale price as reported on the NASDAQ Small Cap market or other exchange on which the Common Stock is listed for trading (or, in case no such sale takes place on such day, the average of the closing bid and asked prices on the NASDAQ Small Cap market or such exchange), or (ii) in the absence of any of the foregoing, the fair market value as determined in good faith by the Board of Directors of the Company (which determination shall be conclusive).

"Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

"Company" means Langer, Inc., a Delaware, and its successors and assigns.

"Consolidated" or "consolidated", when used with reference to any financial term in this Agreement, means the aggregate for the Company and its Subsidiaries of the amounts signified by such term, with intercompany items eliminated and, with respect to earnings, after eliminating the portion of earnings properly attributable to minority interests, if any, in the capital of any such person, other than the parent of such group.

"Conversion Date" has the meaning set forth in Section 12.2.

"Conversion Price" means $4.75 per share, as the same may be adjusted from time to time in accordance with the terms of this Agreement.

"Notes" has the meaning set forth in Article I.

"Event of Default" has the meaning set forth in Article XI.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"generally accepted accounting principles" means, unless otherwise stated, generally accepted accounting principles in effect from time to time.

"Holders" has the meaning set forth in Section 14.2.

"Holder's Election" has the meaning set forth in Section 13.1.

"Indebtedness" of any person means and includes, without duplication, as of any date as of which the amount thereof is to be determined, (i) all obligations of such person to repay money borrowed (including, without limitation, all debentures payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures or other similar instruments and all obligations upon which interest charges are customarily paid), (ii) the value of all Capital Leases (as such term is defined in accordance with generally accepted accounting principles in effect on the date of this Agreement) in respect of which such person is liable as lessee or as the guarantor of the lessee, (iii) the principal amount of all monetary obligations which are secured by any lien or security interest existing on property owned by such person whether or not the obligations secured thereby shall have been assumed by such person, (iv) all guaranties of the Indebtedness of any other person and (v) all amounts from time to time owing to trade creditors arising in the ordinary course of such person's business.

"NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

"Notes" has the meaning set forth in Article I.

"Private Placement Memorandum" means that certain private placement memorandum dated as of December 5, 2006, which is being distributed to selected investors (including the purchasers under this Note Purchase Agreement) which sets forth certain information about the Twincraft Acquisition and the offering of the Notes; any reference to the Private Placement Memorandum includes the attachments thereto.

"Purchaser" has the meaning set forth in Article I.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Indebtedness" has the meaning set forth in Section 5.7.

"Senior Secured Credit Facility" means the secured credit facility provided or to be provided to the Company by a senior lender.

"Share" or "Shares" has the meaning set forth in Article I.

"Solvent" shall mean when used with respect to any person that as of the date as to which the person's solvency is to be measured:

(i)
the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities as valued in accordance with applicable law) as they become absolute and matured;

(ii)	it has sufficient capital to conduct its business; and

(iii)	it is able to meet its debts as they mature.

"Subsidiary" means any corporation organized under the laws of the United States or of any state or of the District of Columbia or any foreign jurisdiction of which (other than directors' qualifying shares required by law) at least a majority of the shares of each class of the capital stock entitled to vote at the time as of which any determination is being made, is owned, beneficially and of record, by the Company or one or more of its Subsidiaries, or both.

"Twincraft Acquisition" means the acquisition of the outstanding capital stock (the "Twincraft Stock") of Twincraft, Inc., a Vermont corporation ("Twincraft"), by the Company, pursuant to that certain stock purchase agreement between the Company and the holders of the Twincraft Stock dated as of November 14, 2006.

[Signature page follows:]

If the foregoing correctly sets forth our understanding, please (i) sign below on the enclosed counterpart of this Convertible Subordinated Note Purchase Agreement, (ii) fill in your name and address, including your facsimile and e-mail address, on Exhibit A, and (iii) and return the same to the Company along with your payment for the amount of the Convertible Note you have agreed to purchase.

Very truly yours, LANGER, INC. By: _________________________________ W. Gray Hudkins, President and Chief Executive Officer
The foregoing Agreement is hereby accepted and agreed to as of the date first above written:

Print Name of Purchaser:

____________________________________

Jurisdiction of Formation (if not a natural person:

____________________________________

Authorized Signature:

____________________________________

Print Name and Title of Authorized Signatory:

____________________________________

LANGER, INC.
450 Commack Road
Deer Park, New York 11729

as of December 7, 2006

To the Purchasers set forth on Exhibit A
to the Convertible Subordinated Note Purchase Agreement

Dear Sirs/Madams:

Reference is hereby made to that certain Convertible Subordinated Note Purchase Agreement, dated as of December 7, 2006, between the Company and the Purchaser parties thereto (the “Note Purchase Agreement”). This letter shall serve to amend the provisions of Section 14.5(ii) as follows: notwithstanding any provision of Section 14.5(ii) of the Note Purchase Agreement to the contrary, the Company agrees that the liability of the Holders pursuant to Section 14.5(ii) shall be several and not joint, and that any liability of a Holder pursuant to Section 14.5(ii) shall be limited to the amount of the net proceeds received by such Holder upon sale of the Shares of such Holder.

In addition, the reference to “(vii)” contained in Section 14.4(k) of the Note Purchase Agreement shall be revised to be a reference to “(g)”.

Except as hereby amended, the provisions of the Note Purchase Agreement are hereby ratified, approved and confirmed in all respects.

Very truly yours,

LANGER, INC.

By:____________________________________
W. Gray Hudkins
President and Chief Executive Officer